     As filed with the Securities and Exchange Commission on April 14, 1998
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                       FNB FINANCIAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

             North Carolina                                  56-1382275
    (State or other jurisdiction of                       (I.R.S. Employer
     incorporation or organization)                      Identification No.)

                              202 SOUTH MAIN STREET
                        REIDSVILLE, NORTH CAROLINA 27320
                                 (336) 342-3346
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             ERNEST J. SEWELL, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       FNB FINANCIAL SERVICES CORPORATION
                              202 SOUTH MAIN STREET
                        REIDSVILLE, NORTH CAROLINA 27320
                                 (336) 342-3346
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                            -------------------------

                                   COPIES TO:

                    Gerald F. Roach, Esq.                            Anthony Gaeta, Jr., Esq.
                    Michael P. Saber, Esq.                            W. Mark Griffith, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.        Moore & Van Allen, PLLC
               2500 First Union Capitol Center                   One Hannover Square, Suite 1700
                Raleigh, North Carolina 27601                     Raleigh, North Carolina 27611
                        (919) 821-1220                                    (919) 828-4481

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

        If the registrant elects to deliver its latest annual report to security holders, or a complete and legal facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [X]     333-47203

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                          Proposed            Proposed
           Title of Each Class                                            Maximum             Maximum
              of Securities                          Amount to         Offering Price        Aggregate            Amount of
            to be Registered                       be Registered        Per Share(1)     Offering Price(1)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share........        149,500              $23.00            $3,438,500            $1,015
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on April 9, 1998 in accordance with Rule 457(c).

                            -------------------------

================================================================================

                                EXPLANATORY NOTE

         This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended ("Rule 462(b)") and includes the registration statement facing page, this page, the signature page, and exhibit index, an opinion of counsel and an accountant's consent. Pursuant to Rule 462(b), the contents of the registration statement on Form S-2 (No. 333-47203) of FNB Financial Services Corporation, including the exhibits thereto (the "Initial Registration Statement"), are incorporated by reference into this registration statement. This registration statement covers the registration of 149,500 shares of Common Stock of FNB Financial Services Corporation for sale in the offering referred to in the Initial Registration Statement.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reidsville, State of North Carolina, on April 13, 1998.

                           FNB FINANCIAL SERVICES CORPORATION

                           By: /s/ Ernest J. Sewell
                               --------------------------------------
                               Ernest J. Sewell
                               President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 13, 1998 in the capacities indicated.

          Signature                             Capacity
          ---------                             --------
/s/ Ernest J. Sewell                  President, Chief Executive Officer
-----------------------------         and Director
Ernest J. Sewell                      (Principal Executive Officer)

/s/ Robert F. Albright                Senior Vice President and
-----------------------------         Chief Financial Officer
Robert F. Albright                    (Principal Financial Officer)

         *                            Vice President and Controller
-----------------------------         (Principal Accounting Officer)
Michael W. Shelton

         *                            Director
-----------------------------
Willard B. Apple, Jr.

         *                            Director
-----------------------------
Charles A. Britt

         *                            Director
-----------------------------
Barry Z. Dodson

         *                            Director
-----------------------------
O. Eddie Green

         *                            Director
-----------------------------
Joseph H. Kinnarney

         *                            Director
-----------------------------
Clifton G. Payne

         *                            Director
-----------------------------
Elton H. Trent, Jr.

         *                            Director
-----------------------------
Kenan C. Wright

* By: /s/ Robert F. Albright
      -----------------------
      Robert F. Albright
      as Attorney in Fact


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                                  EXHIBIT INDEX

       Exhibit
        Number    Description of Exhibit
        ------    ----------------------

          5.01 Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

         23.01    Consent of Cherry, Bekaert & Holland, L.L.P.

         23.02 Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.01 hereto)

         24.01 Powers of Attorney (filed as Exhibit 24.01 to the Registration Statement on Form S-2 (No. 333-47203) and incorporated herein by reference)